UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 5, 2009

Virtus Investment Partners, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10994	95-4191764
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Pearl St., 9th Floor, Hartford, CT	06103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(800) 248-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In 2008, prior to the spin-off of our company, Virtus Investment Partners, Inc. (the “Company”), from The Phoenix Companies, Inc. (“PNX”), which was effective on December 31, 2008, PNX had established a 2008 supplemental performance incentive plan for managers and associates of our asset management business. In March, 2009, payment under the plan was based on 2008 actual results against the performance metrics established under the plan.

George Aylward, our president and chief executive officer, did not participate in the supplemental incentive plan. Instead, Mr. Aylward participated in PNX’s performance plan for its executive management team, none of whom, including Mr. Aylward, received an award for 2008.

On March 5, 2009, in order to recognize Mr. Aylward’s significant efforts on behalf of the Company in connection with the spin-off and his leadership of the business, the Company's Compensation Committee recommended, and our Board of Directors approved, a separate cash award to Mr. Aylward in the amount of $171,500, 35% of his annual target, which payment was equivalent to what he would have received had he participated in the supplemental incentive plan.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 5, 2009, the Board of Directors approved two corrections to our bylaws effective as of such date.  The modifications to section 1.04 were to clarify that the stated quorum requirement applies to all matters for consideration and to section 1.10(a)(ii) to delete an incorrect reference in that section to a date when a proxy statement would have been sent last year, when the Company was not a public reporting company.  A copy of the corrected bylaws are attached as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

3.1	Amended and Restated Bylaws of Virtus Investment Partners, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: March 11, 2009	By:	/s/ Michael A. Angerthal
Name: Michael A. Angerthal
Title: Chief Financial Officer